Exhibit 3

[Form of FI Enhanced Big Cap Growth ETN due June 13, 2022 Global Security]

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PERSON MAKING THE DECISION TO ACQUIRE THIS SECURITY SHALL BE DEEMED, ON BEHALF OF ITSELF AND THE HOLDER, BY ACQUIRING AND HOLDING THIS SECURITY OR EXERCISING ANY RIGHTS RELATED THERETO, TO REPRESENT THAT:

(i) THE FUNDS THAT THE HOLDER IS USING TO ACQUIRE THIS SECURITY ARE NOT THE ASSETS OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), A PLAN DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), A GOVERNMENTAL PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF DEPARTMENT OF LABOR REGULATION SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA, OR OTHERWISE; OR

(ii)(A) THE HOLDER WILL RECEIVE NO LESS AND PAY NO MORE THAN “ADEQUATE CONSIDERATION” (WITHIN THE MEANING OF SECTION 408(B)(17) OF ERISA AND SECTION 4975(F)(10) OF THE CODE) IN CONNECTION WITH THE PURCHASE AND HOLDING OF THIS SECURITY; (B) NONE OF THE PURCHASE, HOLDING OR DISPOSITION OF THIS SECURITY OR THE EXERCISE OF ANY RIGHTS RELATED TO THE SECURITY WILL RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE CODE (OR WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION); AND (C) NEITHER THE UBS AG NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR, WITH RESPECT TO A GOVERNMENTAL PLAN, UNDER ANY SIMILAR APPLICABLE LAW OR REGULATION) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH SUCH PERSON’S ACQUISITION, DISPOSITION OR HOLDING OF THIS SECURITY, OR AS A RESULT OF ANY EXERCISE BY UBS AG OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE SECURITY, AND NO ADVICE PROVIDED BY UBS AG OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF SUCH PURCHASER OR HOLDER IN CONNECTION WITH THIS SECURITY AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS SECURITY.

CUSIP No.: 90267L508

ISIN: US90267L5084

UBS AG

MEDIUM-TERM NOTES, SERIES A

UBS AG $100,000,000 FI Enhanced Big Cap Growth

ETN due June 13, 2022

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security. Reference is made to the Prospectus Supplement dated June 11, 2012 and the Prospectus dated January 11, 2012 relating to the Securities (together, the “Offering Documents”). The terms and conditions of the Securities as fully set forth in the Offering Documents are hereby incorporated by reference in their entirety into this Security and shall be binding upon the parties hereto. In the event of a conflict between the terms of the Offering Documents and this Security, the Offering Documents will control.

Principal Amount Per Security: $25.00

Index: Russell 1000® Growth Index Total Return.

Intraday Index: Russell 1000® Growth Index

Index Calculation Agent: Russell Investments, a subsidiary of Russell Investment Group

Payment at Maturity or upon a Redemption Date, the Acceleration Settlement Date, or the Call Settlement Date: At Maturity or at the applicable Redemption Date, Acceleration Settlement Date, or Call Settlement Date if the Securities are redeemed early, the Holder will receive a cash payment per Security equal to the Cash Settlement Amount.

Cash Settlement Amount: On the Maturity Date, Call Settlement Date upon a UBS Call Right or Acceleration Settlement Date upon an Early Redemption Event, a cash payment equal to (a) the product of (i) the Principal Amount times (ii) the Index Factor as of the Valuation Date minus (b) the Redemption Fee, if applicable.

Index Factor: 1 + (Index Performance Ratio)

Index Performance Ratio: On any Valuation Date, (a) the Leverage Factor multiplied by the (b) Index Return minus the Index Adjustment Factor.

Index Return: An amount equal to (i) the difference between the Ending Level and the Starting Level, divided by (ii) the Starting Level.

Leverage Factor: On the Initial Trade Date, the Leverage Factor is 2.0. If the Index Level at any time (including any intraday level) decreases beneath a threshold, a Rebalance Event will occur.

Redemption Fee: In the event of an Early Redemption, $0.0125.

Index Adjustment Factor: A rate equal to 3-Month USD LIBOR plus the Index Adjustment Spread (applied to the full leveraged exposure of the Securities) calculated on the basis of the actual number of calendar days elapsed in each quarterly period divided by 360 and compounded quarterly during the term of the Securities. On the Initial Trade Date, the Index Adjustment Factor will equal $0.

Index Adjustment Spread: 13 basis points (0.13%).

Early Redemption: This Security shall be redeemed prior to the Stated Maturity Date upon the occurrence of an Early Redemption Event or an Optional Early Redemption in accordance with the terms hereof.

Starting Level: [—], the closing Index Level on the Initial Trade Date.

Early Redemption Level: [—], 70% of the Starting Level.

Rebalance Trigger: [—], 80% of the Starting Level.

Ending Level: The closing Index Level or the Index Constituent VWAP for the applicable Valuation Date (further described below).

Initial Trade Date: June 8, 2012

Original Issue Date: June 13, 2012

Calculation Agent: UBS Securities LLC.

Interest Rate: The principal of this Security shall not bear interest.

Listing: NYSE Arca, Inc.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“3-month USD LIBOR” means for each Interest Rate Period, 3-month USD LIBOR is the London interbank offered rate (British Banker’s Association) for three month deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the last day of the prior Interest Rate Period.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking), plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking). If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation Period; provided, however, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount.

The “Default Quotation Period” means the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. In any event, if the Default Quotation Period and the subsequent two Business Day objection period has not ended before the Final Valuation Date, then the Default Amount will equal the Face Amount.

An “Early Redemption Event” occurs if at any time (including any intraday level) (i) the Index Level is less than the Early Redemption Level or (ii) the Intraday Indicative Value of the Securities is $5.00 or less (in each case, an “Early Redemption Event” and such day, the “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS, and you will receive a cash payment on the Acceleration Settlement Date equal to the Cash Settlement Amount. On acceleration due to an Early Redemption Event, there will be a Redemption Fee payable. The “Acceleration Settlement Date” will be the third Business Day following the Acceleration Date.

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“Ending Level” means (i) for the Maturity Date or upon exercise of the UBS Call Right, the average of the closing Index Levels determined for the three preceding scheduled Trading Days ending on and including the applicable Valuation Date, (ii) on exercise of your right to require UBS to redeem your Securities, the closing Index Level on the Valuation Date that the redemption conditions are met, or alternatively, the Index Constituent VWAP for the Trading Day that follows satisfaction of the redemption conditions, as further described under “Early Redemption at the Option of the Holders”; or (iii) if an Early Redemption Event occurs, the closing Index Level or the Index Constituent VWAP for the designated time intervals specified under “Specific Terms of the Securities — Acceleration upon Early Redemption Event — Early Redemption Event Ending Level Determination Schedule” in the accompanying prospectus supplement. In all cases the computation of Ending Level may be delayed upon to the occurrence of a Market Disruption Event.

“Final Valuation Date” means June 8, 2022.

“Index Constituents” means the stocks and other constituents comprising the Index.

“Index Constituent Market Disruption Event” occurs when the Calculation Agent determines the Starting Level or Ending Level by reference to the Index Constituent VWAP with respect to any scheduled time interval (the “scheduled VWAP period”), with respect to this Security, any of the following with respect to the Index Constituents, as determined by the Calculation Agent in its sole discretion: (i) a suspension, absence or material limitation of trading in the Index Constituent in the primary market for such equity; (ii) a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Index Constituent; (iii) in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (a) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect or (b) effect trading in the Index Constituents generally; or (iv) a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Index Constituents in the primary market for those contracts by reason of any of: (a) a price change exceeding limits set by that market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts. For purposes of determining whether an Index Constituent Market Disruption Event has occurred: (a) a limitation on the hours or number of days of trading will not constitute an Index Constituent Market Disruption Event if it results from an announced change in the regular business hours of such market; and (b) a decision to permanently discontinue trading in the option or futures contracts relating to the Index Constituents will not constitute an Index Constituent Market Disruption Event.

“Index Constituent VWAP” means for the time interval described in the definition of Ending Level, the average of the volume weighted average price of each Index Constituent as published on the Bloomberg page for each Index constituent ticker <Equity> VAP <Go> or any successor page, weighted by the then-applicable weight published by the Index Calculation Agent for that time interval.

“Index Level” means, for the Index and a Trading Day, (i) when the closing level of the Index is specified as applicable, the closing level on such day on the applicable Bloomberg Professional© (“Bloomberg”) page RU10GRTR <Index> <Go> or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, (a) the closing Index Level on the prior Trading Day multiplied by (b) the Intraday Index Level for that time divided by the closing level of the Intraday Index on the Trading Day prior to such date.

“Interest Rate Period” means each three month period following the trade date, up to and excluding the Final Valuation Date.

“Intraday Index Level” means, for the Intraday Index, (i) when the closing level of the Intraday Index is specified as applicable, the closing level of the Intraday Index specified in the applicable pricing supplement as published on the Bloomberg Professional© service (“Bloomberg”) page RLG <Index> or any successor page, or in the case of any successor thereto, the Bloomberg page or successor page for any such successor index or (ii) for any other time, the level of the Intraday Index as published for that time on that Bloomberg page or relevant successor.

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“Intraday Indicative Value” means an intraday indicative value meant to approximate the intrinsic economic value of the Securities calculated by the NYSE and published on Bloomberg (based in part on information provided by the Index Calculation Agent) or a successor via the facilities on the Consolidated Tape Association under the symbol “FBGIV”. The term “Intraday Indicative Value” refers to the value at a given time and date equal to the product of (i) the Principal Amount and (ii) the Index Factor as of any date and time of determination. After the occurrence of a Rebalance Event, the Intraday Indicative Value will equal the Adjusted Cash Settlement Amount (assuming no Redemption Fee), as described in the Prospectus Supplement. All computations of an Intraday Indicative Value will assume the full accrual of the Index Adjustment Factor on and prior to such day.

“LIBOR Business Day” means any Trading Day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

“Market Disruption Event” means, either an Index Market Disruption Event or an Index Constituent Market Disruption Event.

An “Optional Early Redemption” occurs if the Holder elects to require UBS to redeem the Securities, in whole or in part, during the Optional Redemption Period.

“Optional Redemption Period” means the period from, and including, the first Business Day following the Settlement Date to, and including, the Business Day that is two Trading Days prior to the earlier of the Final Valuation Date and the occurrence of an Early Redemption Event.

“Qualified Financial Institution” means, at any time, a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan that at such time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated A-1 or higher by Standard & Poor’s Ratings Group (or any successor) or P-1 or higher by Moody’s Investors Service, Inc. (or any successor) or, in either case, such other comparable rating, if any, then used by such rating agency.

A “Rebalance Event” occurs if the Index Level at any time (including any intraday level) prior to and including the fourth Trading Day preceding the Final Valuation Date is less than a Rebalance Trigger (a “Rebalance Event” and such day, a “Rebalance Date”), the Calculation Agent will make adjustments to the Cash Settlement Amount formula, Early Redemption Level, Rebalance Trigger and other relevant terms of the Securities, as described under “Rebalance Event.” Upon the occurrence of each Rebalance Event, you will incur a $0.0125 fee per Security.

“Stated Maturity Date” means June 13, 2022 or, if such date is not a Business Day, the next succeeding Business Day; provided, however, that if the fourth Business Day prior to the Stated Maturity Date does not qualify as the Valuation Date referred to above, then the Stated Maturity Date will be the fourth Business Day following the Final Valuation Date.

“Trading Day” is a business day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the NYSE Amex Equities, Nasdaq, NYSE Arca, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

“Index Level” means, for the Index, (i) when the closing level of the Index is specified as applicable, the closing level on such day on the applicable Bloomberg page RU10GRTR <INDEX>, or in the case of any Successor Index, the Bloomberg page or successor page for any such Successor Index or (ii) for any other time, (a) the closing level of the Index of the prior trading day multiplied by (b) the Intraday Index Level for that time divided by the closing level of the Intraday Index on the Trading Day prior to such date.

“Index Market Disruption Event” occurs when the Calculation Agent determines the Ending Level by reference to the closing level of the Index, with respect to this Security, any of the following with respect to the

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Index, as determined by the Calculation Agent in its sole discretion: (i) a termination, suspension, absence or material limitation of trading in a material number of Index Constituents in the applicable market or markets; (ii) a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituents in the primary market or markets for those options or contracts; (iii) any event that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for a material number of Index Constituents or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or a material number of Index Constituents in the primary market or markets for those options or contracts; (iv) a termination, suspension, absence or material limitation of trading in any futures contract included in the Index; (v) a change in the settlement price of any futures contract included in the Index by an amount equal to the maximum permitted price change from the previous day’s settlement price; (vi) the settlement price is not published for any individual futures contract included in the Index; (vii) the Index is not published, and the Calculation Agent elects not to recompute the Index Level; or (iv) in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to create, unwind or maintain all or a material portion of a hedge with respect to this Security that the Company or any of its affiliates has effected or may effect. For purposes of determining whether a Index Market Disruption Event has occurred: (a) a limitation on the hours or number of days of trading will not constitute a Index Market Disruption Event if it results from an announced change in the regular business hours of such market; (b) a decision to permanently discontinue trading in the option or futures contracts relating to the Index, in any Index Constituents or in any futures contracts will not constitute a Index Market Disruption Event on such index; and (c) “absence of trading” in the primary securities market on which option or futures contracts relating to the Underling Index or Index Constituents in the primary markets for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

“Valuation Date” means (i) with respect to the Maturity Date, June 8, 2022, or the following Trading Day if not a scheduled Trading Day (the “Final Valuation Date”), (ii) upon exercise of the UBS Call Right, the third Trading Day prior to the Call Settlement Date, (iii) on exercise of your right to require UBS to redeem your Securities, the Trading Day that the redemption conditions are met, or alternatively, the Trading Day that follows satisfaction of the redemption conditions, as further described under “Specific Terms of the Securities – Redemption Procedures”, and (iv) if the Securities are subject to acceleration due to an Early Redemption Event, the Trading Day on which the Calculation Agent is scheduled to complete the computation of the Ending Level. In all cases Market Disruption Events may postpone the Valuation Date.

1.	Promise to Pay Principal

UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under “Redemption Amount” and elsewhere on the face of this Security, on the Stated Maturity Date.

2.	Payment of Interest

The principal of this Security shall not bear interest.

3.	Cash Settlement Amount

The principal of this Security that becomes due and payable on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date shall be the cash amount that must be paid to redeem this Security as provided above under “Cash Settlement Amount.” The principal of this Security that becomes due and payable upon acceleration of the Stated Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has

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been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment of the principal of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. Notwithstanding the foregoing, solely for the purpose of determining whether any consent, waiver, notice or other action to be given or taken by Holders of Securities pursuant to the Indenture has been given or taken by Holders of Outstanding Securities in the requisite aggregate Principal Amount, the Principal Amount of this Security will be deemed to equal the Face Amount. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

4.	Optional Early Redemption

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 50,000 Securities) on any Trading Day during the period from, and including, the first Business Day following the Initial Settlement Date to, and including the earlier of the occurrence of an Early Redemption Event and four scheduled Trading Days prior to the Final Valuation Date or, if earlier, the Call Settlement Date. If you elect to have your Securities redeemed and have done so under the redemption procedures described under “Redemption Procedures,” you will receive payment for your Securities on the Redemption Date. Upon your exercise of the your right to require UBS to redeem your securities, there will be a Redemption Fee payable. If you redeem your Securities, you will receive a cash payment per Security equal to the amount set forth under “Cash Settlement Amount”. We refer to such amount as the Redemption Amount. We will inform you of the Redemption Amount on the first Business Day preceding the Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Valuation Date (the “Redemption Date”). If a Market Disruption Event is continuing or occurs on the applicable scheduled Valuation Date with respect to the Index or any of the Index Constituents, as applicable, such Valuation Date may be postponed.

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels: (1) deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Trading Day you wish to be the applicable Valuation Date; (2) deliver the signed confirmation of redemption to us via facsimile in the specified form by 2:00 p.m. (New York City time) on the same day; provided that if the signed notice of redemption is delivered after 2:00 p.m. but prior to 5:00 p.m. (New York City time), the applicable Valuation Date will be the following Trading Day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective; (3) instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities for settlement on the applicable Redemption Date at a price equal to the Redemption Amount; and (4) cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The Calculation Agent will resolve any questions that may arise as to the validity of a notice of redemption and the timing of receipt of a notice of redemption or as to whether and when the required deliveries have been made. Notwithstanding the foregoing, the Calculation Agent may waive the notice of redemption and confirmation of redemption (but not the 2:00 p.m. or 5:00 p.m. (New York City deadlines) (so long as appropriate documentation and custodial arrangements exist with respect to the requesting beneficial owner satisfactory UBS Securities LLC). Any such requests should be e-mailed to UBS Securities LLC at OL-EarlyRedemption@ubs.com. Until UBS Securities LLC affirmatively responds to such a waiver such requests will be deemed null and void.

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5.	UBS Call Right

We have the right to redeem all, but not less than all, of the issued and outstanding Securities upon not less than ten calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Trading Day that we may specify on or after June 8, 2014 through and including the fourth scheduled Trading Day preceding the Final Valuation Date. The day we redeem your Securities is referred to as the “Call Settlement Date”.

In the event UBS exercises this right, you will receive a cash payment per Security on the relevant Call Settlement Date equal to the Cash Settlement Amount. Upon exercise of the UBS Call Right, there will be no Redemption Fee payable. We will inform you of such Cash Settlement Amount on the first Business Day preceding the Call Settlement Date.

6.	Early Redemption Event

If at any time (including any intraday level) (i) the Index Level is less than the Early Redemption Level or (ii) the Intraday Indicative Value of the Securities is $5.00 or less (in each case, an “Early Redemption Event” and such day, the “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS, and you will receive a cash payment on the Acceleration Settlement Date equal to the Cash Settlement Amount. On acceleration due to an Early Redemption Event, there will be a Redemption Fee payable.

7.	Rebalance Event

Upon the occurrence of a Rebalance Event, (i) as of the occurrence of the Rebalance Event, the Securities will be adjusted with the aim of resetting the then-current leverage to approximately 2.0 based on the Closing Level of the Underlying Index as of the date of the Rebalance Event; (ii) the Redemption Amount will thereafter be computed on a daily basis and will be referred to as the “Adjusted Redemption Amount” (until and if another Redemption Event occurs when the formula will be again adjusted); and (iii) the Calculation Agent will compute Adjusted Redemption Amount and make the following adjustments to Early Redemption Level and Rebalance Trigger.

8.	Role of Calculation Agent

The Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities at maturity or upon an Early Redemption; the Default Amount; whether a Market Disruption Event has occurred, and if so, the dates to which the Valuation Date, Settlement Date are to be postponed; the Starting Level; the Ending Level; the Index Return; the closing level of the Index on any date; the level of the Intraday Index; the occurrence of an Early Redemption Event or a Rebalance Event; LIBOR Business Days; Trading Days; the Redemption Amount; the amount payable on the Securities; and all such other matters as may be specified elsewhere herein as matters to be determined by the Calculation Agent. All determinations and calculations made by the Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Calculation Agent hereunder. The Company may, in its sole discretion, at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Calculation Agent and appoint another Person (including any affiliate of the Company) to serve as the Calculation Agent. Insofar as this Security provides for the Calculation Agent to obtain the closing level on any date or other information from any institution or other source, the Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Calculation Agent, affiliates of the Calculation Agent or affiliates of the Company.

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9.	Alternative Determination of 3-month USD LIBOR.

If the 3-month USD LIBOR cannot be determined in accordance with definition set forth above as of any date of determination, the 3-month USD LIBOR for such date of determination will be determined on the basis of the rates at which three month deposits in U.S. dollars are offered by four major banks in the London interbank market (the “reference banks”) at approximately 11:00 a.m., London time to prime banks in the London interbank market for a period commencing as of such date in a representative amount. The Calculation Agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two of those quotations are provided, the 3-month USD LIBOR for that date of determination will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the 3-month USD LIBOR for such date of determination will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, as of such date for loans in U.S. dollars to leading European banks for a period commencing as such date and in a representative amount. If fewer than two banks selected by the Calculation Agent provide quotes as described above, the 3-month USD LIBOR for that date of determination will be determined by the Calculation Agent in a commercially reasonable manner.

10.	Discontinuance or Modification of the Index.

If any Index Calculation Agent permanently discontinues publication of the Index or the Intraday Index and the Index Calculation Agent or any other person or entity publishes a substitute index that the Calculation Agent determines is comparable to that index and approves the substitute index as a Successor Index, then that Successor Index will be deemed to be the applicable Index or Intraday Index for all purposes relating to the Securities, including for purposes of determining the occurrence of an Early Redemption Event or calculating the Redemption Amount.

If the Calculation Agent determines that the publication of the Index or Intraday Index has been permanently discontinued and that there is no Successor Index on any date when the level of such Index or Intraday Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of stocks or another index or indices, as applicable, and will apply a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Index or Intraday Index.

If the Calculation Agent determines that any Index Constituents or the method of calculating the Index or Intraday Index has been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituents or of the futures contracts on such Index or Intraday Index and whether the change is made by the Index Calculation Agent under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting one or more of the Index Constituent Stocks or their issuers, as applicable, or is due to any other reason — that causes the Index or Intraday Index not to fairly represent the level of that Index or Intraday Index had such changes not been made or that otherwise affects the calculation of the level of the affected index, Index Return, Starting Level, Ending Level, Index Level, Early Redemption Level or the Redemption Amount, then the Calculation Agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the Index Level used to determine the occurrence of an Early Redemption Event or Rebalance Event or the Ending Level used to determine the Redemption Amount is equitable. All determinations and adjustments to be made by the Calculation Agent with respect to the level of the affected index and the amount payable on the maturity date or on an early redemption settlement date or otherwise relating to the level of the index will be made by the Calculation Agent.

11.	Index Market Disruption Event

When the Calculation Agent determines the Ending Level by reference to the closing level of the Index, the following terms relating to Index Market Disruption Events will apply. The Valuation Date may be postponed, and thus the determination of the Ending Level may be postponed if the Calculation Agent determines that, on or during the applicable scheduled trading day on which the Ending Level is determined (or, if there are multiple scheduled

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trading days, each an “averaging date”), an Index market disruption event has occurred or is continuing for the Index. If such a postponement occurs, the Calculation Agent will use the closing level of such Index when the Index market disruption event ceases to exist. In no event, however, will the determination of the Ending Level as described in this section be postponed by more than eight scheduled trading days. Notwithstanding the occurrence of one or more of the events above under “Other Terms”, which may, as determined by the Calculation Agent, constitute an Index market disruption event, the Calculation Agent may waive its right to postpone the applicable valuation date, if it determines that one or more of the events below has not and is not likely to materially impair its ability to determine the closing level of the Index.

To the extent the Calculation Agent determines the Ending Level on one scheduled trading day, if the determination of the Ending Level is postponed to the last possible day, but an Index Market Disruption Event for the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Ending Level for such Index will be determined by the Calculation Agent. In such an event, the Calculation Agent will make an estimate of the Ending Level that would have prevailed in the absence of the Index market disruption event.

To the extent the Calculation Agent determines the Ending Level by reference to averaging dates, and an Index Market Disruption Event has occurred, averaging date for the Index shall be the first succeeding valid date. If the first succeeding valid date in respect of the Index has not occurred as of the close of trading on the eighth scheduled trading day immediately following the original date that, but for the occurrence of another averaging date or Index Market Disruption Event, would have been the final averaging date in relation to the relevant valuation date, then (1) that eighth scheduled trading day shall be deemed to be the averaging date (irrespective of whether that eighth scheduled trading day is already an averaging date), and (2) the Calculation Agent shall determine the closing level for that averaging date as specified above.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

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12.	Index Constituent Market Disruption Event

When the Calculation Agent determines the Starting Level or Ending Level by reference to the Index Constituent VWAP with respect to the scheduled VWAP period, the following terms relating to Index Constituent Market Disruption Events will apply. If an Index Constituent Market Disruption Event has occurred for two or more hours during the scheduled VWAP period with respect to one or more Index Constituents (the “disrupted time interval” and the related Index Constituents, the “affected Index Constituents”), the Calculation Agent may postpone the determination of the starting or Ending Level. Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute an Index Constituent market disruption event, the Calculation Agent may waive its right to postpone the determination of the starting or Ending Level, if it determines that one or more of the events below has not and is not likely to materially impair its ability to determine the Index Constituent VWAP. In no event, however, will the determination of the Index Constituent VWAP as described in this section be postponed by more than three scheduled trading days.

Should the Calculation Agent elect to postpone the determination of the starting or Ending Level, the total duration of the disrupted time interval will be tacked or stapled on to the following trading day on which there is no Index Constituent Market Disruption Event and the Calculation Agent will continue determining Index Constituent VWAP for the disrupted time interval on to the following trading day or days on which there is no Index Constituent Market Disruption Event. The Calculation Agent will compute the Index Constituent VWAP based on a differing weightings associated with the volume weighted average prices determined on each relevant trading day based on the duration of the disrupted time interval and the volume, historical trading patterns and price of the affected Index Constituent.

In no event, however, will the determination of the Index Constituent VWAP be postponed by more than three scheduled trading days. If the determination of the Index Constituent VWAP is postponed to the last possible day, but a market disruption event for the affected Index Constituent occurs or is continuing on that day, that day will nevertheless be the date on which the Index Constituent VWAP for such affected Index Constituent will be determined by the Calculation Agent. In such an event, the Calculation Agent will make an estimate of the price that would have prevailed in the absence of the Index Constituent market disruption event and the Calculation Agent will use that estimate to compute affected Index Constituent VWAP, weighted as described above.

The Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

13.	Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company maintained for that purpose in The City of New York; provided, however, that payment on the Settlement Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

14.	Split or Reverse Split of the Securities

Should the Cash Settlement Amount of the Securities on any Trading Day be above $100.00, we may, but are not obligated, to initiate a 4-for-1 split of your Securities. Should the Cash Settlement Amount on any Trading Day be below $10.00, we may, but are not obligated, to initiate a 1-for-4 reverse split of your Securities. If the Cash Settlement Amount of the Securities is greater than $100.00 or below $10.00 on any Trading Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will

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issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the 9th Trading Day after the announcement date. The Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Trading Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the 9th Trading Day after the announcement date. The Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of indicative value will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Trading Day immediately following the record date.

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th Trading Day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th Trading Day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date may receive five post-reverse split Securities on the immediately following Trading Day, and a cash payment on the 17th Trading Day following the announcement date that is equal to 3/4ths of the Cash Settlement Amount of the reverse split-adjusted Securities on the 14th Trading Day following the announcement date.

15.	Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

16.	Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

UBS AG

By

By

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated:             , 2012

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By
Authorized Signatory

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of November 21, 2000 as amended and supplemented by the First Supplemental Indenture dated as of February 28, 2006 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $100,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”) (“Taxes”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

If at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Trade Date in making any payment of, or in respect of, the Principal Amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in Principal Amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in Principal Amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in Principal Amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for

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any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in Principal Amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in Principal Amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Face Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $25. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate Principal Amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

The Company shall not, and waives its right to, claim any benefit of any applicable usury laws in connection with this Security or to raise as a defense to payment on or performance of this Security any usury law.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.